Exhibit 99.1

Athenex Appoints Randoll Sze as Chief Financial Officer

BUFFALO, N.Y., August 20, 2018 (GLOBAL NEWSWIRE) – Athenex, Inc. (Nasdaq: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the appointment of Randoll Sze as Chief Financial Officer of the company. Mr. Sze will report to Athenex’s Chief Executive Officer.

Since October 2017, Mr. Sze has served as Director of Corporate Development and Investor Relations, Asia Pacific and has been actively involved in various corporate finance and business development activities within the organization. In his new capacity as the CFO, Mr. Sze will assume a leadership role in the company’s finance and accounting department. He will continue to spearhead our corporate finance initiatives and support corporate development efforts, and will work closely with other members of the company’s senior management team across the globe.

Mr. Sze has accumulated over a decade of corporate finance and capital markets experience. He began his career with Credit Suisse in 2006, and was most recently a Director in its Investment Banking and Capital Markets Division in Hong Kong before joining Athenex. At Credit Suisse, Mr. Sze originated and executed equity and debt capital financing and M&A transactions. Mr. Sze was the lead execution banker for the Athenex IPO in June 2017.

Dr. Johnson Lau, Athenex’s Chief Executive Officer and Chairman of the Board of Directors, commented, “We are delighted to have worked closely with Randoll since our IPO days. From being our banker to being a part of the Company, Randoll has integrated seamlessly with the leadership team across our various business units, and has assumed important roles in the execution of a number of our corporate milestones in the last few months. We are pleased to welcome Randoll as a member of our senior management team.”

Mr. Sze added, “It has been an exciting and rewarding journey with the Company since I first started working with the senior management team in 2016. I am thrilled to take on this new role. I will work closely with the other senior team members to assist the advancement of the Company and deliver value for our stakeholders.”

Mr. Sze obtained a Bachelor of Science degree from University of California, Berkeley, and a Master of Science degree from Columbia University.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites and human absorption biology, as well as through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, (2) Src Kinase Inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, which is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. The TCR-T platform is a cancer immunotherapy platform originally developed by Xiangxue Life Sciences who, together with Athenex, will be part of a joint venture led by Athenex that owns the global rights apart from China. The Arginine deprivation therapy technology targets cancer growth and survival by interrupting the supply of an amino acid, arginine, to a proportion of cancers with disrupted urea cycle. Our proprietary arginase biologic product is well suited to deplete arginine from the tumors with disrupted urea cycle that is dependent upon it, while healthy cells, capable of producing their own arginine, are largely unaffected. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China.

CONTACTS:

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 716-427-2952

Direct: +1 212-915-2564